EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 13th day of November, 2008, by and among 1st Financial Services Corporation, a North Carolina corporation (the “Corporation”), Mountain 1st Bank & Trust Company, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”), and Peggy H. Denny (the “Executive”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

WHEREAS, the Executive is the Chief Administrative Officer of the Employer, possessing unique skills, knowledge, and experience relating to the Employer’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates,

WHEREAS, the Executive and the Bank are parties to an Employment Agreement dated as of December 20, 2007, but the Executive, the Corporation, and the Bank intend that this Agreement shall supersede and replace in its entirety the December 20, 2007 Employment Agreement, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Employer hereby employs the Executive to serve as Chief Administrative Officer according to the terms and conditions of this Agreement and for the period stated in section 1.4. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.4.

1.2 Service on the Board of Directors. If the Executive is serving as a director of the Employer on the date of this Agreement, the Employer shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of the Employer throughout the term of this Agreement. The Executive hereby consents to serve as a director of the Employer and the Executive hereby consents to being named as a director of the Employer in documents filed by the Employer under the Securities Exchange Act of 1934. The Executive shall be deemed to have resigned as a director of the Employer effective immediately after termination of the Executive’s employment under Article 3 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

1.3 Duties. As Chief Administrative Officer of the Employer, the Executive shall serve under the direction of the Employer’s Chief Executive Officer and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the Chief Executive Officer. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without written consent of the Corporation and the Bank, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.3 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.4 Term. The initial term of this Agreement shall be for a period of three years, commencing December 20, 2007. On the first anniversary of the December 20, 2007 effective date of this Agreement and on each anniversary thereafter, this Agreement shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Agreement shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement. References herein to the term of this Agreement mean the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when the Executive attains age 65.

ARTICLE 2

COMPENSATION

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $125,000, payable in installments twice monthly. The Executive’s salary shall be reviewed annually by the Corporate Governance Committee of the Employer’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing –

(a) Participation in stock plans. The Executive shall be eligible to participate in stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement.

(b) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c) Long-term care and disability coverage. If the Executive chooses to obtain long-term care and disability insurance coverage, the Employer shall reimburse the Executive for the cost of obtaining and thereafter maintaining the long-term care and disability coverage, provided that disability coverage shall be reimbursed solely insofar as necessary to support disability insurance providing an annual benefit not exceeding 60% of the Executive’s current projected base and bonus salary for the year at the time of termination of employment because of disability, with a minimum 90-day elimination period.

2.3 Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized by the Employer’s board of directors to do so. Vacation days not used in a given year may not be carried over from one calendar year to the next.

2.4 Limitations Applicable under the Capital Purchase Program. Any bonus or incentive compensation paid or payable to the Executive shall be subject to recovery by the Employer and shall be repaid by the Executive to the Employer if, in the judgement of the board of directors or the board committee having jurisdiction over executive compensation, the compensation was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria. The compensation shall be repaid by the Executive to the Employer within 30 days after written demand by the Employer or as soon thereafter as is practicable. The Executive’s obligations under this section 2.4 shall survive termination of this Agreement and shall be effective for as long as the Employer is a participant in and is subject to the U.S. Department of the Treasury’s Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance, with debt or equity held by the U.S. Department of the Treasury. The Executive’s obligations under this section 2.4 shall expire when the Employer is no longer a participant in and subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance, provided that the Executive shall have repaid all amounts for which a repayment demand has been made by the Employer. For purposes of this section 2.4, the compensation subject to recovery by the Employer includes but is not limited to cash compensation and stock option or other equity-based compensation, and any other bonus or incentive compensation within the meaning of the rules and guidance governing executive compensation of participants in the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), which rules and guidance are currently set forth in interim final rules appearing at 31 C.F.R. Part 30, as the rules and guidance may be supplemented or amended from time to time after the date of this Agreement. The compensation subject to recovery by the Employer includes compensation paid or payable under this Agreement as well as compensation paid or payable under any other compensation arrangement between the Employer and the Executive, whether existing on the date of this Agreement or entered into hereafter.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Employer shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive’s employment terminates because of disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Employer’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2 Involuntary Termination with Cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated with Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated with Cause by the other. For purposes of this Agreement “Cause” means any of the following –

(a) an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. For purposes of this Agreement no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests, or

(b) intentional material violation of any law or significant policy of the Employer, which in the Employer’s reasonable judgment has an adverse effect on the Employer, or

(c) the Executive’s gross negligence or gross neglect of duties in the performance of duties to the Employer, or

(d) intentional wrongful damage by the Executive to the Employer’s business or property, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

(e) failure by the Executive to comply with fiduciary duties to the Employer and its stockholders or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(f) failure of the Executive to comply with this Agreement, which in the sole judgment of the Employer is a material failure to comply and is not corrected by the Executive within ten days after receiving written notice from the Employer, or

(g) removal of the Executive from office or permanent prohibition of the Executive from participating in the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h) occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(i) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

3.3 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1) a material diminution of the Executive’s Base Salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services for the Employer, or

6) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

3.4 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination with Good Reason. (a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(b), and subject to section 4.4, if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for the unexpired term of this Agreement and in accordance with the Employer’s regular pay practices continue to receive the Base Salary in effect at employment termination. However, the Executive shall not be entitled to continued participation in the Employer’s or a subsidiary’s retirement plan(s) or any stock-based plans. The Employer and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if the cash severance payment under section 4.1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s continued Base Salary under section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.

4.2 Post-Termination Insurance Coverage. (a) Subject to section 4.2(b) and to section 4.4, if the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense life and medical insurance benefits in effect during and in accordance with the same schedule prevailing in the two years preceding the date of the Executive’s termination, and the Employer shall continue to reimburse the Executive under section 2.2(c) for the cost to continue long-term care and disability insurance coverage, if any, previously obtained by the Executive and for which the Executive shall have been receiving reimbursement under section 2.2(c). The benefits provided by this section 4.2 shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage, or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular benefit, instead of continued insurance coverage under section 4.2(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3 Additional Severance Benefits. If the Employer terminates the Executive’s employment involuntarily but without Cause or if the Executive terminates employment voluntarily but with Good Reason before full vesting of stock options then held by the Executive, the Executive shall be entitled to receive from the Employer an amount in cash equal to the intrinsic value of the unvested stock options as of the effective date of termination. For this purpose intrinsic value means the per share fair market value of Employer common stock minus the option exercise price per share. If the common stock is traded on an exchange or over the counter, fair market value shall mean the closing price on the trading day immediately before the date of termination. If the common stock is not traded on an exchange or over the counter, the per share fair market value of Employer common stock shall be determined by the Employer’s board of directors in good faith. Subject to section 4.4, amounts payable under this section 4.3 shall be paid in a single lump sum 30 days after termination of the Executive’s employment or, if section 4.1(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.4 Limitations Applicable under the Capital Purchase Program. Despite any contrary provisions within this Agreement, the Employer’s board of directors and the board committee having jurisdiction over executive compensation shall unilaterally and without the Executive’s consent modify any of the provisions of Article 4 of this Agreement, including but not limited to reducing the amount of the cash severance benefit under section 4.1, reducing or eliminating any of the continued insurance benefits provided under section 4.2, or reducing or eliminating the additional severance benefits under Section 4.3 if, in the board’s or committee’s sole judgement, the modification is necessary to comply with the mandatory application of the U.S. Department of the Treasury’s rules and guidance governing executive compensation of participants in the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), which rules and guidance are currently set forth in interim final rules appearing at 31 C.F.R. Part 30, as the rules and guidance may be supplemented or amended from time to time after the date of this Agreement. The board or committee’s power to modify the provisions of Article 4 shall be effective for termination of the Executive’s employment occurring while the Employer is a participant in and is subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance, with debt or equity held by the U.S. Department of the Treasury. The board or committee’s action modifying any of the provisions of Article 4 may but need not be in the form of a written amendment or supplement of this Agreement or in the form of a duly adopted resolution. The board or committee’s power to modify the provisions of

Article 4 shall expire when the Employer is no longer a participant in and subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance. Loss of the Employer’s compensation deduction resulting from application of the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance is not a basis to reduce or eliminate any benefits provided by this Agreement.

ARTICLE 5

CHANGE IN CONTROL

5.1 Change in Control Benefits. (a) If a Change in Control occurs during the term of this Agreement, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) any cash bonus or cash incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the cash bonus or cash incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans or any compensation paid to the Executive in the Executive’s capacity as a director. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable no later than five business days after the Change in Control occurs. If the Executive receives payment under section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement. The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion.

(b) In addition to benefits specified in sections 4.2 and 4.3, if the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason within 24 months after a Change in Control, the Employer shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service. Provided the Executive is at the time a covered employee within the meaning of Internal Revenue Code section 162(m), accelerated vesting in or entitlement to awards shall not occur under this section 5.1(b) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Gross-Up for Taxes. (a) Additional payment to account for Excise Taxes. If a Change in Control occurs in 2009 or thereafter, if the Executive receives the lump-sum payment under section 5.1 of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Internal Revenue Code sections 280G and 4999 (the “Excise Tax”), the Employer shall pay to the Executive the following additional amount, consisting of a percentage of the sum of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) plus (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. The applicable percentage of the sum of clauses (x) and (y) is referred to in this Employment Agreement as the “Gross-Up Payment Amount.” The applicable percentage Gross-Up Payment Amount to which the Executive is entitled is 33% for a Change in Control occurring in 2009, 66% for a Change in Control occurring in 2010, and 100% for a Change in Control occurring in 2011 or thereafter. The Executive shall be entitled to no Gross-Up Payment Amount whatsoever for a Change in Control occurring before 2009. Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in section 5.1.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1) Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s employment termination(whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of Internal Revenue Code section 280G(b)(2), and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Employer as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Internal Revenue Code section 280G(b)(4) in excess of the “base amount” (as defined in Internal Revenue Code section 280G(b)(3)), or are otherwise not subject to the Excise Tax,

2) Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3) Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Internal Revenue Code sections 280G(d)(3) and (4).

Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Internal Revenue Code section 68 in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to the Employer – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Employer shall make an additional payment to the Executive for the excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Employer. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days after receipt of notice from the Employer or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Employer.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Employer and the Executive. Because of the uncertainty when the Determination is made about whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Employer to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that the Executive’s expenses are reimbursed by the Employer, the Executive shall cooperate with reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another qualified public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

5.4 Limitations Applicable under the Capital Purchase Program. Despite any contrary provisions within this Agreement, the Employer’s board of directors and the board committee having jurisdiction over executive compensation shall unilaterally and without the Executive’s consent modify any of the provisions of Article 5 of this Agreement, including but not limited to reducing the amount of the cash benefit under section 5.1 or reducing or eliminating the gross-up benefit under section 5.3 if, in the board’s or committee’s sole judgement, the modification is necessary to comply with the mandatory application of the U.S. Department of the Treasury’s rules and guidance governing executive compensation of participants in the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), which rules and guidance are currently set forth in interim final rules appearing at 31 C.F.R. Part 30, as the rules and guidance may be supplemented or amended from time to time after the date of this Agreement. The board or committee’s power to modify the provisions of Article 5 shall be effective for a Change in Control occurring while the Employer is a participant in and is subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance, with debt or equity held by the U.S. Department of the Treasury. The board or committee’s action modifying any of the provisions of Article 5 may but need not be in the form of a written amendment or supplement of this Agreement or in the form of a duly adopted resolution. The board or committee’s power to modify the provisions of Article 5 shall expire when the Employer is no longer a participant in and subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance. Loss of the Employer’s compensation deduction resulting from application of the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance is not a basis to reduce or eliminate any benefits provided by this Agreement.

ARTICLE 6

CONFIDENTIALITY AND COVENANT NOT TO COMPETE

6.1 Confidentiality. (a) Nondisclosure. The Executive covenants not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Employer’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

1) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

2) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

3) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

4) trade secrets, as defined from time to time by the laws of the State of North Carolina.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

For purposes of this Agreement the term “affiliate” includes the Corporation, the Bank, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or the Bank.

(b) Return of materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive shall retain no copies thereof after termination of this Agreement or termination of the Executive’s employment with the Employer.

(c) Creative work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.2 Competition. (a) Covenant not to compete. The Executive shall not –

1) own any interest in, manage, operate, control, be a director of or employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is engaged in the operation of a bank, savings bank, credit union, mortgage company, savings and loan association or similar financial institution conducting any of its operations within the counties in North Carolina in which the Employer or any affiliate conducts operations or in any county contiguous to any of the counties in which the Employer had a branch when the Executive’s employment terminated. Ownership by the Executive of a passive investment not exceeding 5.0% of the outstanding capital stock of any such business whose stock is publicly traded or quoted on the New York Stock Exchange, the American Stock Exchange, Nasdaq, the OTC Bulletin Board, or the “pink sheets” of the National Quotation Bureau shall not be considered to be a violation of the covenant against competition stated in this section 6.2, or

2) influence or attempt to influence any customer of the Employer to discontinue use of the Employer’s services or divert or attempt to divert the customer’s business to any other person, firm or corporation, or

3) interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its customers, suppliers, principals, distributors, lessors, or licensors, or

4) solicit any officer or employee of the Employer whose base annual salary at the time of the Executive’s employment termination was $50,000 or more to work for any other person, firm, or corporation.

(b) Duration and forfeiture. The covenant against competition stated in this section 6.2 shall survive until the later of (x) the remaining term of this Agreement and (y) the date when the Executive is no longer receiving severance benefits under Article 4 of this Agreement. A violation by the Executive of the covenant against competition while receiving severance benefits shall result in forfeiture by the Executive of all remaining severance benefits under Articles 4 and 5 of this Agreement.

(c) Tolling period. If the Executive fails to comply with section 6.2 and the Employer seeks to enforce compliance by judicial proceedings, the time period during which the Executive is prohibited from competing with the Employer shall be extended by the time during which the Executive has actually competed with the Employer or has been in violation of section 6.2 and any period of litigation required to enforce the Executive’s obligations.

(d) Reformation. The Executive and the Employer intend that the provisions of this section 6.2 be enforced as written. However, if one or more of the provisions is held to be unenforceable because of its duration or scope, the Executive and the Employer agree that the court making that determination shall have the power to reform the duration or scope of the affected provision, and as reformed the provision shall then be enforceable and shall be binding on the parties.

(e) Exceptions. It is expressly agreed that the provisions and covenants in this section 6.2 shall not apply and shall be of no force or effect if the Employer fails to honor its obligations under this Agreement after termination of the Executive’s employment. The covenant against competition stated in section 6.2 also shall be void after a Change in Control.

6.3 Acknowledgments. The Executive hereby acknowledges that the enforcement of Article 6 of this Agreement is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Employer, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by Article 6. Accordingly, if the Employer institutes an action to enforce the provisions of Article 6, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4 Survival of Obligations. The Executive’s obligations under Article 6 of this Agreement shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators. The existence of any claim or cause of action by the Executive against the Employer shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

ARTICLE 7

MISCELLANEOUS

7.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 7.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

7.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Henderson County, North Carolina or in the federal court having jurisdiction in Hendersonville, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

7.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. This Agreement supersedes and replaces in its entirety the December 20, 2007 Employment Agreement between the Bank and the Executive, and from and after the date of this Agreement the December 20, 2007 Employment Agreement shall be of no further force or effect.

7.4 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to 1st Financial Services Corporation, 101 Jack Street, Hendersonville, North Carolina 28792, Attention: Corporate Secretary.

7.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

7.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.7 No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

7.8 Amendment and Waiver. Except for modifications of this Agreement made for the purpose of complying with the mandatory application of the U.S. Department of the Treasury’s rules and guidance governing executive compensation of participants in the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP), which rules and guidance are currently set forth in interim final rules appearing at 31 C.F.R. Part 30, as the rules and guidance may be supplemented or amended from time to time after the date of this Agreement, whether the modifications are made by the board of directors or by the board committee having jurisdiction over executive compensation, this Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.9 Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 7.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 7.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 7.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this Agreement to the contrary, however, the Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7.10 Consultation with Counsel and Interpretation of this Agreement. The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

7.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

7.12 Compliance with TARP Capital Purchase Program Rules. The Executive hereby acknowledges and agrees that, for as long as the Employer is a participant in and is subject to the Troubled Assets Relief Program (TARP) Capital Purchase Program (CPP) rules and guidance, with debt or equity held by the U.S. Department of the Treasury, the Employer will be bound by the executive compensation and corporate governance requirements of section 111 of the Emergency Economic Stabilization Act of 2008 and any implementing guidance or regulations issued by the Secretary of the U.S. Department of the Treasury. The Executive hereby grants to the U.S. Department of the Treasury a waiver releasing the U.S. Department of the Treasury from any claims that the Employer or the Executive may otherwise have as a result of the issuance of any regulations modifying the terms of benefits plans, arrangements, and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of section 111 of the Emergency Economic Stabilization Act of 2008 and any implementing guidance or regulations issued by the Secretary of the Treasury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	MOUNTAIN 1ST BANK & TRUST COMPANY

/s/ Peggy H. Denny	By:	/s/ Gregory L. Gibson
Peggy H. Denny	Its:	Chief Executive Officer

1ST FINANCIAL SERVICES CORPORATION

	By:	/s/ Gregory L. Gibson
	Its:	Chief Executive Officer

Henderson County	)
) ss:
State of North Carolina	)

Before me this 13th day of November, 2008, personally appeared the above named Peggy H. Denny and Gregory L. Gibson , who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Amy Dillon
(Notary Seal)	Notary Public
My Commission Expires: Nov. 20, 2010

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